                                                                 EXHIBIT 1.19

                         EXECUTIVE EMPLOYMENT AGREEMENT


       This Employment Agreement ("Agreement"), including Exhibit A hereto, is entered into between Queen Sand Resources, Inc., a Delaware corporation having offices at 3500 Oak Lawn, Suite 380, Dallas, Texas 75219 ("Employer"), and Edward J. Munden, an individual whose address is 60 Queen Street, Suite 1400, Ottawa, Canada K1P 5Y7 ("Employee"), to be effective as of May 6, 1997 (the "Effective Date").


                                  WITNESSETH:

       WHEREAS, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration.

       NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:


ARTICLE 1:  EMPLOYMENT AND DUTIES.

       1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date set forth in Exhibit A to this Agreement (the "Term") subject to the terms and conditions of this Agreement.

       1.2 Employee initially shall be employed in the position set forth in Exhibit A to this Agreement. Employer may subsequently assign Employee to a different position or modify Employee's duties and responsibilities consistent with the Employee's existing duties, responsibilities and level of authority. Employer may assign this Agreement and Employee's employment to any of its affiliates. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.

       1.3 Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer, or requires any significant portion of Employee's business time. Notwithstanding anything herein to the contrary it is acknowledged and agreed that the Employee may hold positions as director, officer or employee of Capital House A Finance and Investment Corporation and any corporation associated therewith; provided, that such activities do not impair the performance by Employee of his duties hereunder or otherwise interfere with Employee's compliance with his obligations set forth in the preceding sentence.

       1.4 In connection with Employee's employment by Employer, Employer shall endeavor to provide Employee access to such confidential information pertaining to the business and services of Employer as is appropriate for Employee's employment responsibilities. Employer also shall endeavor to provide to Employee the opportunity to develop business relationships with those of Employer's clients and potential clients that are appropriate for Employee's employment responsibilities.

       1.5 Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and to do no act which would injure Employer's business, its interests, or its reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer or any of its affiliates, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to Employer's Board of Directors any facts which might involve such a conflict of interest.

       1.6 Employer and Employee recognize that it is impossible to provide an exhaustive list of actions or interests that constitute a conflict of interest. Moreover, Employer and Employee recognize there are many borderline situations. In some instances, full disclosure of facts by the Employee to Employer's Board of Directors may be all that is necessary to enable Employer or its affiliates to protect their interests. In others, if no improper motivation appears to exist and the interests of Employer or its affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for Employer to terminate the employment relationship. Employer and Employee agree that Employer's determination as to whether a conflict of interest exists shall be conclusive. Employer reserves the right to take such action as, in its judgment, will end the conflict.

ARTICLE 2:  COMPENSATION AND BENEFITS.

       2.1 The Employee shall be entitled to receive the salary set forth in Exhibit A to this Agreement and to participate in any other compensation and benefit plans referred to on Exhibit A to this Agreement, which benefit plans are implemented by the Company after the date hereof, in each case to the extent determined by the Board (or a Compensation Committee thereof).

       2.2 While employed by Employer (both during the Term and thereafter), Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or substantially all of Employer's employees. Such benefits, plans, and programs may, but are not required to, include, without limitation, medical, health, and dental care, life insurance, disability protection, pension plans, relocation, automobile allowance and directors liability insurance. Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs. Employee shall have the right to participate in an incentive compensation plan for similarly situated employees to be adopted by Employer (the "Plan"). The Plan shall provide for at least annual awards of cash, performance shares or units, or





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other performance- or incentive-based compensation, or any combination thereof, upon meeting the Employer's targeted performance objectives for the award year.


       2.3 Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of Employer, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

       2.4 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling. It is acknowledged by the parties that the Employee is and, at his option, may remain a resident of Canada during the term of this Agreement. In the event that the Employee should be liable for any federal, provincial, state or local income or payroll taxes, on any income or benefits earned by Employee in respect of his employment by Employer, in an amount greater than that amount of taxes that Employee would be liable for (after taking into account any and all credits or deductions permitted under the laws of the United States and Canada and any tax treaties in effect between those countries) on the same income and benefits solely under the federal, provincial or local laws in effect in the Commonwealth of Canada (collectively, the "Excess Taxes"), then Employer shall "gross up" Employee's compensation under this Agreement in an amount sufficient to pay such Excess Taxes.

       2.5 The Employer shall reimburse the Employee for all reasonable, ordinary and necessary expenses incurred by him in connection with his duties upon production of receipts and an itemized account; provided, that, the Employee shall obtain the prior approval of the Board for any expense greater than $10,000. (U.S.)

ARTICLE 3:  TERMINATION PRIOR TO EXPIRATION OF TERM.

       3.1 Notwithstanding any other provisions herein to the contrary, Employer shall have the right to terminate Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

              (i) For cause upon the good faith determination by the Employer's Board of Directors that cause exists for the termination of the employment relationship. As used in this Section 3.1(i), the term "cause" shall mean (a) Employee has willfully refused without proper legal reason to perform a duty or responsibility required of Employee under this Agreement which remains uncorrected for fifteen (15) days following written notice to Employee by Employer of such breach; (b) Employee has been convicted of a felony (which, through lapse of time or otherwise, is not subject to appeal); (c) Employee's involvement in a conflict of interest as referenced in Sections 1.5 and 1.6 for which Employer makes a determination to terminate the employment of Employee;
       (d) Employee has willfully engaged in conduct that Employee knows or should know is materially injurious to Employer or any of its affiliates; or (e) Employee's material breach of any material provision of this Agreement or corporate code or policy which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach. It is expressly





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       acknowledged and agreed that the decision as to whether cause exists for termination of the employment relationship by Employer is delegated to the Board of Directors of Employer for determination;

              (ii)   upon Employee's death; or

              (iii) upon Employee's becoming incapacitated by accident, sickness, or other circumstance which renders him mentally or physically incapable of performing the duties and services required of Employee for a period of 120 consecutive days, or for a period of 180 days, regardless of whether or not such days are consecutive, within a 12-month period.

The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to Section 3.1(i); the effect of such termination is specified in Section 3.4. The effect of the employment relationship being terminated pursuant to Section 3.1(ii) as a result of Employee's death is specified in Section 3.5. The effect of the employment relationship being terminated pursuant to Section 3.1(iii) as a result of the Employee becoming incapacitated is specified in Section 3.6.

       3.2    Notwithstanding any other provisions of this Agreement except
Section 6.5, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any other reason whatsoever, in the sole discretion of Employee. The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to Section 3.2; the effect of such termination is specified in Section 3.3.

       3.3 Upon a Voluntary Termination, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination and Employee shall be entitled to any individual bonuses or individual incentive compensation earned but not yet paid at the date of such termination. Employee's rights under this Section are Employee's sole and exclusive rights against Employer or its affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Voluntary Termination. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Voluntary Termination other than those sums specified in this Section.

       3.4 Upon a Termination for Cause, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination and Employee shall be entitled to any individual bonuses or individual incentive compensation earned but not yet paid at the date of such termination. Employee's rights under this Section are Employee's sole and exclusive rights against Employer or its affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Termination for Cause. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Termination for Cause other than those sums specified in this Section.





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       3.5    Upon termination of the employment relationship as a result of
Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary through the date of such termination and Employee's heirs, administrators, or legatees shall be entitled to any individual bonuses or individual incentive compensation earned but not yet paid to Employee at the date of such termination. The rights of Employee or his heirs, administrators, or legatees under this Section are the sole and exclusive rights of Employee, his heirs, administrators, and legatees against Employer or its affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, with respect to such termination of the employment relationship.

       3.6 Upon termination of the employment relationship as a result of Employee's becoming incapacitated in the manner specified in Section 3.1(iii), Employee shall be entitled to his pro rata salary through the date of such termination and Employee shall be entitled to any individual bonuses or individual incentive compensation earned but not yet paid to Employee at the date of such termination. The rights of Employee or his heirs, administrators, or legatees under this Section are the sole and exclusive rights of Employee, his heirs, administrators, and legatees against Employer or its affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, with respect to such termination of the employment relationship.

       3.7 Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee's obligations under Articles 4 and 5.

ARTICLE 4:    OWNERSHIP AND PROTECTION OF INFORMATION;
              COPYRIGHTS.

       4.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to Employer's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Employer.

       4.2 Employee acknowledges that the business of Employer and its affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer or its affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such





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confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer and its affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or its affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. As a result of Employee's employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer and its affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's confidential business information and trade secrets. Employee acknowledges that money damages would not be sufficient remedy for any breach of this
Article 4 by Employee, and Employer shall be entitled to enforce the provisions of this Article 4 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 4, but shall be in addition to all remedies available at law or in equity to Employer, including the recovery of damages from Employee and his agents involved in such breach.

       4.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer or its affiliates shall be and remain the property of Employer or its affiliates, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

       4.4 If, during Employee's employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer's business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's premises or otherwise), Employee shall disclose such work to Employer. Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his employment; or, if the work is not prepared by Employee within the scope of his employment but is specially ordered by Employer as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. If such work is neither prepared by the Employee within the scope of his employment nor a work specially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

       4.5 Both during the period of Employee's employment by Employer and thereafter, Employee shall assist Employer and its nominee, at any time, in the protection of Employer's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or its nominee and the





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execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

ARTICLE 5:  POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS.

       5.1 As part of the consideration for the compensation and benefits to be paid to Employee hereunder, in keeping with Employee's duties as a fiduciary and in order to protect Employer's interests in the confidential information of Employer and the business relationships developed by Employee with the clients and potential clients of Employer, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article 5. Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer or any of its affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

              (i) engage in any business competitive with the business conducted by Employer;

              (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Employer;

              (iii) induce any employee of Employer or any of its affiliates to terminate his or her employment with Employer or its affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Employer.

These non-competition obligations shall be pursuant to the Termination and Severance Provisions of Exhibit A.

       5.2 Employee understands that the foregoing restrictions may limit his ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Employee, and Employer shall be entitled to enforce the provisions of this Article 5 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee and his agents involved in such breach.

       5.3 It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Article 5 to be reasonable and necessary to protect the proprietary information of Employer. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.





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ARTICLE 6:  MISCELLANEOUS.

       6.1 For purposes of this Agreement the terms "affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer.

       6.2 Unless otherwise specified, whenever this Agreement requires or permits any consent, approval, notice, request, or demand from one party to another, that communication must be in writing (which may be by telecopy) to be effective and is deemed to have been given (a) if by telecopy, when transmitted to the appropriate telecopy number (and all communications sent by telecopy must be confirmed promptly by telephone; but any requirement in this parenthetical does not affect the date when the telecopy is deemed to have been delivered), or (b) if by any other means, including by internationally acceptable courier or hand delivery, when actually delivered. Until changed by notice pursuant to this Agreement, the addresses (and telecopy numbers) are:

       If to Employer:             Queen Sand Resources, Inc.
                                   3500 Oak Lawn, Suite 380, L.B.#31
                                   Dallas, Texas  75219-4398
                                   Attn: Robert P. Lindsay
                                   Facsimile: (214) 521-9960

       With copies to:             Queen Sand Resources, Inc.
                                   60 Queen Street, Suite 1400
                                   Ottawa, Canada  K1P 5Y7
                                   Attn:  Edward J. Munden
                                   Facsimile: (613) 230-6055

                                   Haynes and Boone, LLP
                                   901 Main Street, Suite 3100
                                   Dallas, Texas  75202
                                   Attn: William L. Boeing, Esq.
                                   Facsimile:  (214) 651-5940

       If to Employee, to the address shown on the first page hereof.

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

       6.3 This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

       6.4 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.





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       6.5    If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee's obligations under Article 4 or Article 5, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum. Thereafter, if either party to this Agreement brings legal action to enforce the terms of this Agreement, the party who prevails in such legal action, whether plaintiff or defendant, in addition to the remedy or relief obtained in such legal action shall be entitled to recover its, his, or her expenses incurred in connection with such legal action, including, without limitation, costs of Court and attorneys fees.

       6.6 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

       6.7 This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.

       6.8 There exist other agreements between Employer and Employee relating to the employment relationship between them, e.g., the agreement with respect to Employer's policies booklet and agreements with respect to benefit plans. This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee's employment relationship with Employer and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Employer.


                                   * * * * *





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       IN WITNESS WHEREOF, Employer and Employee have duly executed this
Agreement in multiple originals to be effective on the date first stated above.



                                           QUEEN SAND RESOURCES, INC.


                                           By: /s/ Robert P. Lindsay
                                              ----------------------------------
                                           Name:  Robert P. Lindsay
                                           Title: Chief Operating Officer




                                   /s/ Edward J. Munden
                                   ---------------------------------------------
                                   Edward J. Munden





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                                   EXHIBIT A
                                       TO
                              EMPLOYMENT AGREEMENT


       The Employer and Employee agree that the Employee will be employed for the term, title and initial salary amount as specified below. The Employee will be entitled to other compensation and employee benefit plans and programs implemented by the Company after the date hereof, which plans and programs may, but are not required to, include those enumerated in the list immediately below.

I.     TERM  - Six Months

       TITLE  - President and Chief Executive Officer

       INITIAL SALARY AMOUNT  - $10,000 per month

       REMUNERATION AND BENEFITS

              o      Bonuses
              o      Expense allowance
              o      Automobile
              o      Pension
              o      Key man and other life insurance
              o      Directors Liability Insurance
              o      Other (D&O liability insurance)
              o      Re-negotiation
              o      Relocation expenses

       TERMINATION

       SEVERANCE





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